Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Provides Preliminary Operational and Financial Results for 2015

- Expected Full Year 2015 Revenue Growth of 29% to 31% Year over Year -

SEATTLE – January 10, 2016 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today provided preliminary operational and financial results for the year ended December 31, 2015.

Financial Highlights:

•	Total revenue for 2015 expected to be in the range of $61.5 to $62.5 million, representing an increase of 29% to 31% over 2014, versus prior guidance of $60.0 to $63.0 million

•	Total revenue for the fourth quarter of 2015 expected to be in the range of $21.1 to $22.1 million, representing an increase of 35% to 42% over the fourth quarter of 2014

•	Cash, cash equivalents and short-term investments of approximately $48.0 million at December 31, 2015

Operational Highlights:

•	Approximately 100 nCounter® Analysis Systems sold in 2015, including 20 nCounter SPRINT™ Profilers

•	Installed base of over 350 nCounter Analysis Systems at December 31, 2015

•	More than 980 cumulative peer-reviewed publications of studies based on nCounter technology as of December 31, 2015

“We are pleased with our fourth quarter performance which delivered record revenues and strong growth across instruments, consumables, and collaborations,” said President and Chief Executive Officer, Brad Gray. “We closed 2015 having achieved virtually all of our strategic objectives, with an expanded product line-up, substantially larger addressable markets, increased momentum in diagnostic commercialization, and multiple biopharma collaborations. In the year ahead, we look forward to penetrating the expanded market opportunity driven by our new nCounter SPRINT Profiler, demonstrating the potential of 3D Biology™, and extending our leadership in the development of complex companion diagnostics.”

The company provided updated 2015 revenue guidance in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Brad Gray, will present at 7:30 a.m. PST on Wednesday, January 13, 2016. A live webcast of the presentation will be available online from the investor relations page of the company’s corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 90 days.

These preliminary financial results are based on management’s initial analysis of operations for the quarter and year ended December 31, 2015 and are subject to further internal review and audit by the company’s external auditors. The company expects to issue full 2015 financial results and 2016 guidance during its quarterly conference call in late February 2016.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 900 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has also been applied to diagnostic use. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

For more information, please visit www.nanostring.com.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT, 3D Biology and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of 2015 operating results and financial condition, expanded market opportunities for our products, anticipated companion diagnostic collaborations and expectations for continuing growth in our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for 2015, and therefore our finalized and audited results are not yet available. The preliminary expectations regarding 2015 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2015 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Contact:

Leigh Salvo of Westwicke Partners

leigh.salvo@westwicke.com

415-513-1281